Free Writing Prospectus (To the Prospectus dated February 10, 2009 and Prospectus Supplement dated February 10, 2009)	Filed Pursuant to Rule 433 Registration No. 333-145845 February 10, 2009

$ Reverse Convertible Notes due August 27, 2009 Linked to a Basket of Shares Medium-Term Notes, Series A, No. E-3014

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC (Rated AA-/Aa3‡)

Initial Valuation Date:	February 24, 2009

Issue Date:	February 27, 2009

Final Valuation Date:	August 24, 2009*

Maturity Date:	August 27, 2009* (resulting in a term to maturity of 6 months)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof.

Reference Asset:	A basket consisting of the following “linked shares”:

Linked Share	Ticker Symbol	Initial Price	Protection Price (Initial Price x Protection Level)	Weight
General Electric Company	GE	$[—]	$[—]	1/10
Caterpillar Inc.	CAT	$[—]	$[—]	1/10
Microsoft Corporation	MSFT	$[—]	$[—]	1/10
CSX Corporation	CSX	$[—]	$[—]	1/10
Schlumberger N.V. (Schlumberger Limited)	SLB	$[—]	$[—]	1/10
Lockheed Martin Corporation	LMT	$[—]	$[—]	1/10
The Charles Schwab Corporation	SCHW	$[—]	$[—]	1/10
Fresh Del Monte Produce Inc.	FDP	$[—]	$[—]	1/10
Archer Daniels Midland Company	ADM	$[—]	$[—]	1/10
Quest Diagnostics Incorporated	DGX	$[—]	$[—]	1/10

Coupon Rate:	14.00% per annum.

Tax Allocation of Coupon Rate:	Deposit income: [—]% per annum Put premium: [—]% per annum

Interest Payment Dates:	Paid monthly in arrears on the same day of the month as the issue date and calculated on a 30/360 basis, commencing on the month following the issue date.

Protection Level:	65%

Protection Price:	[—], the Initial Price multiplied by the Protection Level.

Payment at Maturity:

If either (a) the final price of each of the linked shares is at or above its initial price or (b) between the initial valuation date and the final valuation date, inclusive, the closing price of each of the linked share never fell below its protection price, a $1,000 investment in the Notes will pay $1,000 at maturity.

If the conditions described in both (a) and (b) are not true, at maturity you will receive the aggregate payment for all linked shares in the basket as payment with respect to each linked share is described below:

(i) with respect to each applicable linked share for which the final price of that linked share is lower than the initial price of that linked share and, between the initial valuation date and the final valuation date, inclusive, the closing price of that linked share on any day is below its protection price, the physical delivery amount (fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price of the applicable linked share) or, at our election, a cash amount equal to 10% multiplied by the principal amount you invested reduced by the percentage decrease in the price of the applicable linked share, calculated as follows:

10% x $1,000 x (Final Price of Applicable Linked Share / Initial Price of Applicable Linked Share)

(ii) with respect to each linked share for which either the final price of that linked share is higher than the initial price of that linked share or, between the initial valuation date and the final valuation date, inclusive, the closing price of that linked share on any day never fell below its protection price, a cash amount equal to 10% multiplied by the principal amount you invested.

You may lose some or all of your principal if you invest in the Notes.

Physical Delivery Amount:	10% multiplied by the principal amount of the Notes divided by the initial price of the applicable linked share (fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price of the applicable linked share)

Initial Price:	[—], the closing price of the applicable linked share on the initial valuation date.

Final Price:	Closing price of the applicable linked share on the final valuation date.

Calculation Agent:	Barclays Bank PLC

Business Day:	New York

CUSIP/ISIN:	06738QN46 and US06738QN461

‡	The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA- by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc, and will be rated Aa3 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked), and (2) is not a recommendation to buy, sell or hold securities.
*	Subject to postponement in the event of a market disruption as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-6 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	[—]%	[—]%
Total	$[—]	$[—]	$[—]

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated [August 27, 2008], and the prospectus supplement dated [August 27, 2008], and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated February 10, 2009 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023309/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performances for the Linked Shares in the Basket?

Each example below, based on the assumptions outlined for the linked shares, demonstrates the return that you would have earned from (i) an investment in the Notes compared to (ii) a direct investment in a basket of equally weighted linked shares, based on certain percentage changes between the initial price and final price of each of the linked shares (prior to the deduction of any applicable brokerage fees or charges).

In each example, some amounts are rounded and actual returns may be different. The following is a general description of how the hypothetical values in the examples were determined.

On the final valuation date, the final prices of the linked shares are determined.

If (a) the final price of each of the linked shares is at or above its initial price, you will receive a payment at maturity of $1,000, regardless of whether any of the protection prices were ever reached or breached during the term of the Notes.

If (a) is not true but (b) the closing price of each of the linked share never fell below its protection price during the term of the Notes, you will receive a payment at maturity of $1,000.

FWP–2

If both (a) and (b) are not true, your payment at maturity will be the aggregate payment for all linked shares as payment with respect to each linked share is described in (i) or (ii) below:

(i) with respect to each applicable linked share for which the final price of that linked share is lower than the initial price of that linked share and, between the initial valuation date and the final valuation date, inclusive, the closing price of that linked share on any day is below its protection price, the physical delivery amount (fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price of the applicable linked share) or, at our election, a cash amount equal to 10% multiplied by the principal amount you invested reduced by the percentage decrease in the price of the applicable linked share, calculated as follows:

10% x $1,000 x (Final Price of Applicable Linked Share / Initial Price of Applicable Linked Share)

(ii) with respect to each applicable linked share for which either the final price of that linked share is higher than the initial price of that linked share or, between the initial valuation date and the final valuation date, inclusive, the closing price of that linked share on any day never fell below its protection price, a cash amount equal to 10% multiplied by the principal amount you invested.

In any case, you would also have received the applicable interest payments during the term of the Notes. Since the reinvestment rate for each coupon payment is assumed to be 0.00%, assuming no change in the closing price of each linked share from the initial valuation date to the final valuation date, if the total coupon yield on the Notes exceeds the average dividend yield on the basket of the linked shares, the total return on the Notes would be higher relative to the total return of an investment in the basket of equally weighted linked shares.

If you had invested directly in the basket of equally weighted linked shares for the same period, you would have received total cash payments representing the sum of the number of shares of each linked share in the basket you could have purchased with your $1,000 investment equally allocated to each linked share on the initial valuation date (assuming you could invest in fractional shares) multiplied by the final price of that linked share. In addition, investors will realize a payment in respect of dividends which will equal the sum of the dividend yield on each linked share multiplied by the $100 investment with respect to each linked share. Investors should realize that for purposes of these calculations the dividend yield is calculated as of the initial valuation date and is held constant regardless of the final price of the applicable linked share.

Since the reinvestment rate for any dividend payment is assumed to be 0.00%, assuming no change in the closing price of each linked share from the initial valuation date to the final valuation date, if the total coupon yield on the Notes was less than the average dividend yield on the basket of the linked shares, the total return on the Notes would be lower relative to the total return of an investment in the basket of equally weighted linked shares.

In each instance, the percentage gain or loss from an investment in the Notes and a direct investment in the basket of the linked shares is set forth below in the illustrative examples.

Assumptions

	Linked Share	Initial Price	Protection Level	Protection Price	Dividend Yield per Annum	Weight
1	GE	$10.85	65.00%	$7.05	11.23%	1/10
2	CAT	$31.61	65.00%	$20.55	4.85%	1/10
3	MSFT	$19.04	65.00%	$12.38	2.34%	1/10
4	CSX	$30.94	65.00%	$20.11	2.33%	1/10
5	SLB	$44.55	65.00%	$28.96	1.86%	1/10
6	LMT	$81.62	65.00%	$53.05	2.30%	1/10
7	SCHW	$13.56	65.00%	$8.81	1.20%	1/10
8	FDP	$25.28	65.00%	$16.43	0.00%	1/10
9	ADM	$26.66	65.00%	$17.33	1.90%	1/10
10	DGX	$51.25	65.00%	$33.31	0.77%	1/10

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

•	Coupon rate: 14% per annum

•	Coupon amount per month: $11.66

FWP–3

Example 1: In this case, the protection prices of all linked shares were breached during the term of the Notes and the final prices of each linked share are as follows:

	Linked Share	Final Price	% Change from Initial Price	Payment at Maturity (excluding coupons)	Return on Direct Investment in the Applicable Linked Share
1	GE	$4.34	-60.00%	40.00	-54.39%
2	CAT	$12.64	-60.00%	40.00	-57.58%
3	MSFT	$7.62	-60.00%	40.00	-58.83%
4	CSX	$12.38	-60.00%	40.00	-58.84%
5	SLB	$17.82	-60.00%	40.00	-59.07%
6	LMT	$32.65	-60.00%	40.00	-58.85%
7	SCHW	$5.42	-60.00%	40.00	-59.40%
8	FDP	$10.11	-60.00%	40.00	-60.00%
9	ADM	$10.66	-60.00%	40.00	-59.05%
10	DGX	$20.50	-60.00%	40.00	-59.62%

The total payment at maturity (including the coupon payments) for the Notes will be $470.00, representing a total return of -53.00% on the investment in the Notes, compared to a total return of -58.56% on the direct investment in the basket of the linked shares, which is equal to the average of returns on direct investment in all the linked shares as each is shown the in the table above.

Example 2: In this case, the protection prices of linked share 3 and linked share 4 were breached during the term of the Notes and the final prices of each linked share are as follows:

	Linked Share	Final Price	% Change from Initial Price	Payment at Maturity (excluding coupons)	Return on Direct Investment in the Applicable Linked Share
1	GE	$11.94	10.00%	100.00	15.62%
2	CAT	$34.77	10.00%	100.00	12.43%
3	MSFT	$7.62	-60.00%	40.00	-58.83%
4	CSX	$12.38	-60.00%	40.00	-58.84%
5	SLB	$49.01	10.00%	100.00	10.93%
6	LMT	$89.78	10.00%	100.00	11.15%
7	SCHW	$14.92	10.00%	100.00	10.60%
8	FDP	$27.81	10.00%	100.00	10.00%
9	ADM	$29.33	10.00%	100.00	10.95%
10	DGX	$56.38	10.00%	100.00	10.39%

The total payment at maturity (including the coupon payments) for the Notes will be $950.00, representing a total return of -5.00% on the investment in the Notes, compared to a total return of -2.56% on the direct investment in the basket of the linked shares, which is equal to the average of returns on direct investment in all the linked shares as each is shown in the table above.

FWP–4

Example 3: In this case, none of the protection prices of the linked shares were breached during the term of the Notes and the final prices of each linked share are as follows:

	Linked Share	Final Price	% Change from Initial Price	Payment at Maturity (excluding coupons)	Return on Direct Investment in the Applicable Linked Share
1	GE	$11.94	10.00%	100.00	15.62%
2	CAT	$34.77	10.00%	100.00	12.43%
3	MSFT	$20.94	10.00%	100.00	11.17%
4	CSX	$34.03	10.00%	100.00	11.17%
5	SLB	$49.01	10.00%	100.00	10.93%
6	LMT	$89.78	10.00%	100.00	11.15%
7	SCHW	$14.92	10.00%	100.00	10.60%
8	FDP	$27.81	10.00%	100.00	10.00%
9	ADM	$29.33	10.00%	100.00	10.95%
10	DGX	$56.38	10.00%	100.00	10.39%

The total payment at maturity for the Notes (including the coupon payments) will be $1,070.00, representing a total return of 7.00% on the investment in the Notes, compared to a total return of 11.44% on the direct investment in the basket of the linked shares, which is equal to the average of returns on direct investment in all the linked shares as each is shown in the table above.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The calculation agent may adjust any variable described in this free writing prospectus, including but not limited to the final valuation date, the initial prices, the final prices, the protection levels, the protection prices and any combination thereof as described in the following sections of the accompanying prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” with respect to the linked shares and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the reference asset; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” with respect with respect to the linked shares and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket” with respect to the reference asset.

•

Certain U.S. Federal Income Tax Considerations—You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, each Note should be treated as one or more put options written by you (the “Put Option”) that permits us to (1) sell linked shares to you at maturity for an amount equal to the Deposit (as defined below) multiplied by the weighting of such linked shares, plus any accrued and unpaid interest, acquisition discount and/or original issue discount on the Deposit, or (2) “cash settle” the Put Option (i.e., require you to pay to us at maturity the difference between the Deposit multiplied by the weighting of such linked shares (plus any accrued and unpaid interest, acquisition discount, and/or original issue discount on the Deposit) and the value of the linked shares at such time), and a deposit with us of cash in an amount equal to the “issue price” or purchase price of your Note (the “Deposit”) to secure your potential obligation under the Put Option. We intend to treat the Notes consistent with this approach. However, other reasonable approaches are possible. Pursuant to the terms of the Notes, you agree to treat the Notes as cash deposits and put options with respect to the linked shares for all U.S. federal income tax purposes. Because the term of the Notes is less than one year, we intend to treat the Deposits as “short-term debt instruments” for U.S. federal income tax purposes. Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to short-term obligations.

FWP–5

On the cover page we have determined the yield on the Deposit and the Put Premium, as described in the section of the accompanying prospectus supplement called “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options”. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income on the Notes might differ.

On December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of certain notes (which may include the Notes). According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether a holder of such notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.

It is possible, however, that under such guidance, holders of such notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code (which are discussed further in the prospectus supplement) might be applied to such instruments. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding the notice and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the Notes.

We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the linked shares. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Suitability of Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this free writing prospectus, the applicable pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	No Principal Protection—The principal amount of your investment is not protected and you may receive less, and possibly significantly less, than the amount you invest.

•	Return Limited to Coupon—Your return is limited to the coupon payments. You will not participate in any appreciation in the value of the linked shares.

•

Exposure to Risks of Each Linked Share—Your payment at maturity depends on the performance of each of the five linked shares in the basket. You should, therefore, be prepared to be equally exposed to the risks related to each of the linked share. Poor performance by any one of the linked shares over the term of Notes may negatively affect the amount and form of your payment at maturity and will not be offset or mitigated by positive performance by any of the other linked shares.

•

Taxes—We intend to treat each Note as one or more put options written by you in respect of the linked shares and a deposit with us of cash in an amount equal to the principal amount of the Note to secure your potential obligation under the put option. Pursuant to the terms of the Notes, you agree to treat the Notes in accordance with this characterization for all U.S. federal income tax purposes. However, because there are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. See “Certain U.S. Federal Income Tax Considerations” above.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be

FWP–6

willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices of the linked shares on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the linked shares;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset

We urge you to read the section “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information” in the prospectus supplement. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by the companies issuing the linked shares can be located by reference to the linked share SEC file numbers specified below.

The summary information below regarding the company issuing the linked shares in the basket comes from the issuers’ SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuers of the linked shares with the SEC. You are urged to refer to the SEC filings made by the issuers and to other publicly available information (such as the issuers’ annual report) to obtain an understanding of the issuers’ business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

General Electric Company

According to publicly available information, General Electric Company (the “Company”) is one of the largest and most diversified technology, media, and financial services corporations in the world. With products and services ranging from aircraft engines, power generation, water processing, and security technology to medical imaging, business and consumer financing, media content and industrial products, the Company serves customers in more than 100 countries and employs more than 300,000 people worldwide.

The Company’s operating segments include Infrastructure, Commercial Finance, GE Money, Healthcare, NBC Universal and Industrial.

The Company’s executive offices are located at 3135 Easton Turnpike, Fairfield, CT 06828-0001.

The linked share’s SEC file number is: 001-00035.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. The closing price of General Electric Company on February 5, 2009 was 10.85. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

FWP–7

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2003	$28.00	$21.82	$25.50
June 30, 2003	$31.64	$25.50	$28.68
September 30, 2003	$32.18	$26.90	$29.81
December 31, 2003	$31.30	$27.37	$30.98
March 31, 2004	$34.56	$28.88	$30.52
June 30, 2004	$33.49	$29.55	$32.40
September 30, 2004	$34.53	$31.43	$33.58
December 31, 2004	$37.72	$32.66	$36.50
March 31, 2005	$36.88	$34.97	$36.06
June 30, 2005	$37.34	$34.15	$34.65
September 30, 2005	$35.78	$32.85	$33.67
December 30, 2005	$36.33	$32.67	$35.05
March 31, 2006	$35.55	$32.22	$34.78
June 30, 2006	$35.24	$32.78	$32.96
September 29, 2006	$35.65	$32.06	$35.30
December 29, 2006	$38.49	$34.62	$37.21
March 30, 2007	$38.28	$33.90	$35.36
June 29, 2007	$39.77	$34.55	$38.28
September 28, 2007	$42.07	$36.20	$41.40
December 31, 2007	$42.15	$36.07	$37.07
March 31, 2008	$37.74	$31.65	$37.01
June 30, 2008	$38.52	$26.16	$26.69
September 30, 2008	$30.39	$22.19	$25.50
December 31, 2008	$25.75	$12.58	$16.20
February 5, 2009*	$17.22	$10.66	$10.85

*	High, low and closing prices are for the period starting January 1, 2009 and ending February 5, 2009.

Caterpillar Inc.

According to publicly available information, Caterpillar Inc. (the “Company”) was originally organized as Caterpillar Tractor Co. in 1925 in the State of California. In 1986, the Company reorganized as Caterpillar Inc. in the State of Delaware. The Company operates in three principal lines of business: Machinery, Engines and Financial Products. Machinery is a principal line of business which includes the design, manufacture, marketing and sales of construction, mining and forestry machinery—track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, telehandlers, skid steer loaders and related parts. Machinery also includes logistics services for other companies, and the design, manufacture, remanufacture, maintenance and services of rail-related products. Engines is a principal line of business including the design, manufacture, marketing and sales of engines for Caterpillar machinery; electric power generation systems; on-highway vehicles and locomotives; marine, petroleum, construction, industrial, agricultural and other applications; and related parts. Engines also includes remanufacturing of Caterpillar engines and a variety of Caterpillar machine and engine components and remanufacturing services for other companies. Financial Products is a principal line of business consisting primarily of Caterpillar Financial Services Corporation, Caterpillar Insurance Holdings, Inc., Caterpillar Power Ventures Corporation and their respective subsidiaries. Cat Financial provides a wide range of financing alternatives to customers and dealers for Caterpillar machinery and engines, Solar gas turbines as well as other equipment and marine vessels. Cat Financial also extends loans to customers and dealers. Cat Insurance provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment. Cat Power Ventures is an investor in independent power projects using Caterpillar power generation equipment and services.

The linked share’s SEC file number is 001-00768.

FWP–8

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. The closing price of Caterpillar Inc. on February 5, 2009 was 31.61. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2003	$26.65	$20.62	$24.60
June 30, 2003	$29.13	$24.49	$27.83
September 30, 2003	$36.99	$26.55	$34.42
December 31, 2003	$42.47	$34.47	$41.51
March 31, 2004	$42.72	$36.26	$39.54
June 30, 2004	$42.38	$36.01	$39.72
September 30, 2004	$40.65	$34.25	$40.23
December 31, 2004	$49.36	$38.40	$48.76
March 31, 2005	$49.98	$43.22	$45.72
June 30, 2005	$51.49	$41.35	$47.66
September 30, 2005	$59.87	$47.43	$58.75
December 30, 2005	$59.84	$48.30	$57.77
March 31, 2006	$77.20	$57.05	$71.81
June 30, 2006	$82.00	$64.41	$74.48
September 29, 2006	$75.43	$62.09	$65.80
December 29, 2006	$70.91	$58.85	$61.33
March 30, 2007	$68.43	$57.98	$67.03
June 29, 2007	$82.88	$65.87	$78.30
September 28, 2007	$87.00	$70.59	$78.43
December 31, 2007	$82.74	$67.00	$72.56
March 31, 2008	$78.62	$60.01	$78.29
June 30, 2008	$85.96	$72.56	$73.82
September 30, 2008	$75.87	$58.11	$59.60
December 31, 2008	$58.18	$32.00	$44.67
February 5, 2009*	$47.05	$29.60	$31.61

*	High, low and closing prices are for the period starting January 1, 2009 and ending February 5, 2009.

Microsoft Corporation

According to publicly available information, Microsoft Corporation (the “Company”) develops and markets software, services, and solutions. The Company does business throughout the world and has offices in more than 100 countries. The Company generates revenue by developing, manufacturing, licensing, and supporting a wide range of software products for many computing devices. Its software products include operating systems for servers, personal computers, and intelligent devices; server applications for distributed computing environments; information worker productivity applications; business solution applications; high-performance computing applications, and software development tools. The Company provides consulting and product support services. The Company also researches and develops advanced technologies for future software products.

The linked share’s SEC file number is 000-14278.

FWP–9

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. The closing price of Microsoft Corporation on February 5, 2009 was 19.04. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2003	$28.66	$22.55	$24.21
June 30, 2003	$26.97	$23.60	$25.61
September 30, 2003	$29.97	$25.25	$27.79
December 31, 2003	$29.46	$24.84	$27.54
March 31, 2004	$28.83	$24.01	$24.97
June 30, 2004	$28.80	$24.85	$28.56
September 30, 2004	$29.90	$26.74	$27.65
December 31, 2004	$30.20	$26.26	$26.71
March 31, 2005	$27.10	$23.82	$24.17
June 30, 2005	$26.09	$23.94	$24.84
September 30, 2005	$27.94	$24.50	$25.73
December 30, 2005	$28.25	$24.25	$26.15
March 31, 2006	$28.38	$26.10	$27.21
June 30, 2006	$27.94	$21.46	$23.30
September 29, 2006	$27.50	$22.23	$27.33
December 29, 2006	$30.26	$27.15	$29.86
March 30, 2007	$31.48	$26.71	$27.87
June 29, 2007	$31.16	$27.56	$29.47
September 28, 2007	$31.84	$27.51	$29.46
December 31, 2007	$37.49	$29.29	$35.60
March 31, 2008	$35.96	$26.87	$28.38
June 30, 2008	$32.10	$27.11	$27.51
September 30, 2008	$28.50	$24.01	$26.69
December 31, 2008	$27.47	$17.50	$19.44
February 5, 2009*	$21.00	$16.75	$19.04

*	High, low and closing prices are for the period starting January 1, 2009 and ending February 5, 2009.

CSX Corporation

According to publicly available information, CSX Corporation (the “Company”) is one of the nation’s leading transportation companies. Based in Jacksonville, Florida, Surface Transportation, which includes the Company’s rail and intermodal businesses, provides rail-based transportation services including traditional rail service and the transport of intermodal containers and trailers.

The Company’s principal operating company, CSX Transportation Inc., provides a crucial link to the transportation supply chain through its approximately 21,000 route mile rail network, which serves every major population center in 23 states east of the Mississippi River, the District of Columbia, and the Canadian provinces of Ontario and Quebec. It serves 70 ocean, river and lake ports along the Atlantic and Gulf Coasts, the Mississippi River, the Great Lakes and the St. Lawrence Seaway. CSXT also serves thousands of production and distribution facilities through track connections to more than 230 short-line and regional railroads.

FWP–10

The linked share’s SEC file number is: 001-08022.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. The closing price of CSX Corporation on February 5, 2009 was 30.94. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2003	$15.43	$12.75	$14.26
June 30, 2003	$16.58	$14.10	$15.05
September 30, 2003	$16.50	$14.46	$14.63
December 31, 2003	$18.15	$14.54	$17.97
March 31, 2004	$18.13	$14.40	$15.15
June 30, 2004	$16.61	$14.64	$16.39
September 30, 2004	$17.14	$14.98	$16.60
December 31, 2004	$20.23	$16.55	$20.04
March 31, 2005	$21.76	$18.45	$20.83
June 30, 2005	$22.05	$19.01	$21.33
September 30, 2005	$23.45	$21.24	$23.24
December 30, 2005	$25.80	$21.35	$25.39
March 31, 2006	$30.20	$24.29	$29.90
June 30, 2006	$37.33	$30.06	$35.22
September 29, 2006	$35.58	$28.60	$32.83
December 29, 2006	$38.28	$32.51	$34.43
March 30, 2007	$42.53	$33.50	$40.05
June 29, 2007	$47.38	$39.36	$45.08
September 28, 2007	$51.88	$38.09	$42.73
December 31, 2007	$46.49	$40.17	$43.98
March 31, 2008	$58.10	$39.87	$56.07
June 30, 2008	$70.69	$55.04	$62.81
September 30, 2008	$69.48	$50.51	$54.57
December 31, 2008	$54.57	$30.01	$32.47
February 5, 2009*	$36.82	$27.62	$30.94

*	High, low and closing prices are for the period starting January 1, 2009 and ending February 5, 2009.

Schlumberger N.V. (Schlumberger Limited)

According to publicly available information, Schlumberger N.V. (Schlumberger Limited) (the “Company”), founded in 1926, the Company is an oilfield services company, supplying technology, project management and information solutions that optimize performance in the oil and gas industry. As of December 31, 2007, the Company employed approximately 80,000 people of over 140

FWP–11

nationalities operating in approximately 80 countries. The Company has principal executive offices in Houston, Paris, and The Hague and consists of two business segments—Schlumberger Oilfield Services and WesternGeco. Schlumberger Oilfield Services is an oilfield services company supplying a wide range of technology services and solutions to the international petroleum industry. WesternGeco is a technologically advanced surface seismic company.

The linked share’s SEC file number is 001-04601.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. The closing price of Schlumberger N.V. (Schlumberger Limited) on February 5, 2009 was 44.55. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2003	$21.67	$17.82	$19.01
June 30, 2003	$25.08	$18.51	$23.79
September 30, 2003	$26.05	$22.25	$24.20
December 31, 2003	$28.12	$22.74	$27.36
March 31, 2004	$33.38	$26.27	$31.93
June 30, 2004	$32.35	$27.38	$31.76
September 30, 2004	$33.93	$29.33	$33.66
December 31, 2004	$34.94	$30.51	$33.48
March 31, 2005	$39.16	$31.58	$35.24
June 30, 2005	$39.23	$32.31	$37.97
September 30, 2005	$43.90	$37.43	$42.19
December 30, 2005	$51.49	$38.66	$48.58
March 31, 2006	$65.87	$49.20	$63.29
June 30, 2006	$73.87	$54.12	$65.11
September 29, 2006	$68.54	$54.24	$62.03
December 29, 2006	$69.30	$56.85	$63.16
March 30, 2007	$71.17	$56.31	$69.10
June 29, 2007	$89.20	$68.25	$84.94
September 28, 2007	$108.47	$81.30	$105.00
December 31, 2007	$113.86	$87.42	$98.37
March 31, 2008	$102.71	$72.30	$87.00
June 30, 2008	$110.11	$85.75	$107.43
September 30, 2008	$111.91	$73.53	$78.09
December 31, 2008	$78.00	$37.24	$42.33
February 5, 2009*	$49.25	$36.25	$44.55

*	High, low and closing prices are for the period starting January 1, 2009 and ending February 5, 2009.

Lockheed Martin Corporation

According to publicly available information, Lockheed Martin Corporation (the “Company”) principally researches, designs, develops, manufactures, integrates, operates and sustains technology systems and products, and provides a range of management,

FWP–12

engineering, technical, scientific, logistic and information services. The Company serves both domestic and international customers with products and services that have defense, civil and commercial applications, with its principal customers being agencies of the U.S. Government. The Company was formed in 1995 by combining the businesses of Lockheed Corporation and Martin Marietta Corporation. The company was incorporated in Maryland.

The linked share’s SEC file number is 001-11437.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. The closing price of Lockheed Martin Corporation on February 5, 2009 was 81.62. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2003	$58.95	$40.64	$47.55
June 30, 2003	$51.60	$43.32	$47.57
September 30, 2003	$54.98	$44.09	$46.15
December 31, 2003	$51.47	$44.79	$51.40
March 31, 2004	$52.19	$43.10	$45.64
June 30, 2004	$52.50	$45.73	$52.08
September 30, 2004	$55.99	$51.06	$55.78
December 31, 2004	$61.76	$52.20	$55.55
March 31, 2005	$61.47	$52.54	$61.06
June 30, 2005	$65.46	$58.28	$64.87
September 30, 2005	$65.22	$59.82	$61.04
December 30, 2005	$64.27	$58.50	$63.63
March 31, 2006	$77.61	$62.52	$75.13
June 30, 2006	$77.95	$69.93	$71.74
September 29, 2006	$86.45	$72.01	$86.06
December 29, 2006	$93.24	$82.83	$92.07
March 30, 2007	$103.50	$91.08	$97.02
June 29, 2007	$100.10	$93.14	$94.13
September 28, 2007	$108.75	$88.86	$108.49
December 31, 2007	$113.74	$103.69	$105.26
March 31, 2008	$110.25	$91.00	$99.30
June 30, 2008	$110.60	$97.80	$98.66
September 30, 2008	$120.29	$98.01	$109.67
December 31, 2008	$109.65	$67.38	$84.08
February 5, 2009*	$85.88	$76.84	$81.62

*	High, low and closing prices are for the period starting January 1, 2009 and ending February 5, 2009.

The Charles Schwab Corporation

According to publicly available information, The Charles Schwab Corporation (the “Company”), headquartered in San Francisco, California, was incorporated in 1986 and engages, through its subsidiaries, in securities brokerage, banking, and related financial

FWP–13

services. At December 31, 2007, the Company had $1.446 trillion in client assets, 7.0 million active brokerage accounts, 1.2 million corporate retirement plan participants, and 262,000 banking accounts. Certain subsidiaries of the Company include: (1) Charles Schwab & Co., Inc., incorporated in 1971, which is a securities broker-dealer with 308 domestic branch offices in 45 states, as well as a branch in each of the Commonwealth of Puerto Rico and London, United Kingdom; (2) Charles Schwab Bank, N.A., which is a retail bank located in Reno, Nevada; (3) Charles Schwab Investment Management, Inc., which is the investment advisor for Schwab’s proprietary mutual funds; and (4) CyberTrader, Inc., located in Austin, Texas, which is an electronic trading technology and brokerage firm providing services to highly active, online traders.

The linked share’s SEC file number is 001-09700.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. The closing price of The Charles Schwab Corporation on February 5, 2009 was 13.56. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2003	N/A	N/A	N/A
June 30, 2003	N/A	N/A	N/A
September 30, 2003	N/A	N/A	N/A
December 31, 2003	N/A	N/A	N/A
March 31, 2004	N/A	N/A	N/A
June 30, 2004	N/A	N/A	N/A
September 30, 2004	N/A	N/A	N/A
December 31, 2004	N/A	N/A	N/A
March 31, 2005	N/A	N/A	N/A
June 30, 2005	N/A	N/A	N/A
September 30, 2005	N/A	N/A	N/A
December 30, 2005	$15.23	$14.56	$14.67
March 31, 2006	$18.26	$14.00	$17.21
June 30, 2006	$18.53	$14.22	$15.98
September 29, 2006	$18.00	$14.00	$17.90
December 29, 2006	$19.49	$16.34	$19.34
March 30, 2007	$20.86	$17.52	$18.29
June 29, 2007	$23.02	$18.22	$20.52
September 28, 2007	$22.68	$17.41	$21.60
December 31, 2007	$25.72	$21.17	$25.55
March 31, 2008	$25.69	$17.86	$18.83
June 30, 2008	$23.25	$18.10	$20.54
September 30, 2008	$27.50	$18.04	$26.00
December 31, 2008	$25.00	$14.28	$16.17
February 5, 2009*	$16.68	$12.21	$13.56

*	High, low and closing prices are for the period starting January 1, 2009 and ending February 5, 2009.

FWP–14

Fresh Del Monte Produce Inc.

According to publicly available information, Fresh Del Monte Produce Inc. (the “Company”) is an exempted holding company, incorporated under the laws of the Cayman Islands on August 29, 1996 and are 27.1% owned by IAT Group Inc., which is 100% beneficially owned by members of the Abu-Ghazaleh family.

The Company is a global business, conducted through subsidiaries, and is involved in worldwide sourcing, transportation and marketing of fresh and fresh-cut produce together with prepared food products in Europe, Africa and the Middle East. On January 27, 2003, the Company acquired Standard Fruit and Vegetable Co., Inc. (“Standard”), a Dallas, Texas based integrated distributor of fresh fruit and vegetables, which serviced retail chains, foodservice distributors and other wholesalers in approximately 30 states. On October 1, 2004, the Company acquired Del Monte Foods Europe (“Del Monte Foods”), including its operations in Europe, Africa and the Middle East.

The linked share’s SEC file number is 333-07708.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. The closing price of Fresh Del Monte Produce Inc. on February 5, 2009 was 25.28. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2003	$23.45	$14.71	$15.25
June 30, 2003	$26.65	$14.96	$25.69
September 30, 2003	$28.90	$24.50	$24.60
December 31, 2003	$27.35	$22.61	$23.83
March 31, 2004	$27.99	$23.34	$25.76
June 30, 2004	$25.98	$22.62	$25.27
September 30, 2004	$27.65	$24.36	$24.91
December 31, 2004	$29.63	$24.80	$29.61
March 31, 2005	$33.94	$28.33	$30.52
June 30, 2005	$31.99	$25.80	$26.92
September 30, 2005	$27.82	$25.16	$27.22
December 30, 2005	$27.21	$22.01	$22.77
March 31, 2006	$23.10	$17.52	$21.15
June 30, 2006	$21.85	$16.26	$17.27
September 29, 2006	$19.18	$15.50	$17.39
December 29, 2006	$17.39	$14.75	$14.91
March 30, 2007	$20.24	$14.40	$20.05
June 29, 2007	$26.05	$19.08	$25.05
September 28, 2007	$29.99	$21.71	$28.75
December 31, 2007	$38.62	$27.28	$33.58
March 31, 2008	$38.26	$29.75	$36.40
June 30, 2008	$39.75	$22.03	$23.57
September 30, 2008	$25.74	$19.34	$22.20
December 31, 2008	$25.35	$12.94	$22.42
February 5, 2009*	$26.66	$21.67	$25.28

*	High, low and closing prices are for the period starting January 1, 2009 and ending February 5, 2009.

FWP–15

Archer Daniels Midland Company

According to publicly available information, Archer Daniels Midland Company (the “Company”) is a processor of oilseeds, corn, wheat, cocoa, and other feedstuffs and is a manufacturer of soybean oil and protein meal, corn sweeteners, flour, biodiesel, ethanol, and other value-added food and feed ingredients. The Company also has a grain elevator and transportation network to procure, store, clean, and transport agricultural commodities, such as oilseeds, corn, wheat, milo, oats, and barley.

The Company’s operations are classified into three main business segments: Oilseeds Processing, Corn Processing and Agricultural Services.

The Company was incorporated in Delaware in 1923, successor to the Daniels Linseed Co. founded in 1902. The number of persons employed by the Company was approximately 27,300 at June 30, 2007.

The linked share’s SEC file number is 001-00044.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. The closing price of Archer Daniels Midland Company on February 5, 2009 was 26.66. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2003	$12.83	$10.50	$10.80
June 30, 2003	$13.17	$10.68	$12.87
September 30, 2003	$14.14	$11.95	$13.11
December 31, 2003	$15.24	$13.11	$15.22
March 31, 2004	$17.83	$14.90	$16.87
June 30, 2004	$17.95	$16.05	$16.78
September 30, 2004	$17.00	$14.95	$16.98
December 31, 2004	$22.55	$16.72	$22.31
March 31, 2005	$25.37	$21.35	$24.58
June 30, 2005	$25.30	$17.60	$21.38
September 30, 2005	$24.75	$20.44	$24.66
December 30, 2005	$25.55	$23.24	$24.66
March 31, 2006	$35.50	$24.05	$33.65
June 30, 2006	$46.70	$34.60	$41.28
September 29, 2006	$45.04	$36.50	$37.88
December 29, 2006	$40.00	$31.20	$31.96
March 30, 2007	$37.83	$30.46	$36.70
June 29, 2007	$39.65	$32.06	$33.09
September 28, 2007	$37.02	$31.29	$33.08
December 31, 2007	$47.33	$32.43	$46.43
March 31, 2008	$47.18	$38.25	$41.16
June 30, 2008	$48.95	$31.65	$33.75
September 30, 2008	$33.75	$19.70	$21.91
December 31, 2008	$29.08	$13.53	$28.83
February 5, 2009*	$29.49	$24.09	$26.66

*	High, low and closing prices are for the period starting January 1, 2009 and ending February 5, 2009.

FWP–16

Quest Diagnostics Incorporated

According to publicly available information, Quest Diagnostics Incorporated (the “Company”) is a provider of diagnostic testing, information and services.

The Company was incorporated in Delaware in 1990; its predecessor companies date back to 1967. The Company conducts business through its headquarters in Madison, New Jersey, and its laboratories, patient service centers, offices and other facilities around the United States and in selected locations outside the United States.

During 2007, Company generated net revenues of $6.7 billion and processed approximately 145 million test requisitions.

The linked share’s SEC file number is 001-12215.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. The closing price of Quest Diagnostics Incorporated on February 5, 2009 was 51.25. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2003	$30.45	$23.68	$29.85
June 30, 2003	$33.12	$27.58	$31.90
September 30, 2003	$34.63	$28.21	$30.32
December 31, 2003	$37.50	$29.74	$36.56
March 31, 2004	$42.94	$35.94	$41.42
June 30, 2004	$44.50	$40.45	$42.48
September 30, 2004	$44.20	$39.56	$44.11
December 31, 2004	$48.40	$41.59	$47.78
March 31, 2005	$52.95	$44.32	$52.57
June 30, 2005	$54.77	$50.58	$53.27
September 30, 2005	$54.45	$46.80	$50.54
December 30, 2005	$52.97	$45.00	$51.48
March 31, 2006	$54.33	$48.79	$51.30
June 30, 2006	$60.35	$49.26	$59.92
September 29, 2006	$64.69	$57.69	$61.16
December 29, 2006	$61.11	$48.60	$53.00
March 30, 2007	$54.29	$48.07	$49.87
June 29, 2007	$54.75	$47.98	$51.65
September 28, 2007	$58.63	$51.36	$57.77
December 31, 2007	$58.22	$51.91	$52.90
March 31, 2008	$54.50	$44.14	$45.27
June 30, 2008	$51.64	$45.11	$48.47
September 30, 2008	$59.95	$47.30	$51.67
December 31, 2008	$52.11	$38.86	$51.91
February 5, 2009*	$52.98	$45.98	$51.25

*	High, low and closing prices are for the period starting January 1, 2009 and ending February 5, 2009.

FWP–17